Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (File No. 333-92495) of the Huttig Building Products, Inc. Savings and Profit Sharing Plan, Incorporated on Form S-8 of our report dated August 11, 2020, appearing in this Annual Report on Form 11-K of the Huttig Building Products, Inc. Savings and Profit Sharing Plan for the year ended December 31, 2019.

/s/ Bonadio & Co., LLP

August 11, 2020

Amherst, NY